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FRB	¦	WEBER SHANDWICK FINANCIAL COMMUNICATIONS	RE:	Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FRB ¦ WEBER SHANDWICK:

Tom Iacarella VP & CFO (605) 336-2750	Dennis Waite General Inquiries (708) 246-6265	Leslie Loyet Analyst Inquiries (312) 640-6672	Cindy Martin Media Inquiries (312) 640-6741

FOR IMMEDIATE RELEASE THURSDAY, AUGUST 21, 2003	SIC CODES: 3672, 3081, 3829

RAVEN INDUSTRIES REPORTS 2ND QUARTER:
RECORD-HIGH PROFITS CLIMB 36%;
SALES UP 22% TO $36.1 MILLION

SIOUX FALLS, SD — August 21, 2003 — Noting a very strong performance in its Flow Controls Division, Raven Industries, Inc. (RAVN: NasdaqNM) today announced results for its second quarter and first half ended July 31, 2003. Net income for the second quarter rose to $3.2 million, or a record 34 cents per share, from $2.3 million, or 25 cents per share, for the three months last year. Raven reported that total sales for its second quarter increased 22 percent to $36.1 million.

For the first half of its fiscal year, Raven reported that net earnings increased 27 percent to $7.3 million, a record 79 cents per share, from $5.8 million, or 61 cents per share, in the first six months of the previous fiscal year. Total sales for the first half were up 20 percent to $73.1 million.

Unusually strong sales in the company’s Flow Controls Division, which typically reaches its seasonal low point in the second quarter, generated sharply higher operating income to help push overall quarterly results to a record level, Raven President and CEO Ronald M. Moquist said. The company’s Electronic Systems Division and Aerostar subsidiary also posted higher sales and profits.

Expectations for the Second Half and Year

CEO Moquist said that second-quarter and first-half results demonstrate the success of management’s efforts to focus on its higher margin core businesses. “We had a solid second quarter and an outstanding first six months,” Moquist said. “Going forward, our third-quarter results could be relatively flat when compared to last year’s third quarter, but the fourth quarter should be strong. I feel good about what we accomplished in the first half of the year. We’re on track, on target, and on our way to another record year.”

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Segment Performance

Flow Controls Division (FCD) second-quarter sales jumped to $9.0 million compared to $4.2 million in the second quarter of the prior year, and operating income totaled $1.3 million compared to an operating loss of $26,000 one year earlier. Six-month sales of $20.8 million were up 31 percent from the prior year and operating income of $4.9 million was 17 percent higher.

As noted in the first-quarter results, deliveries under a special order for chemical injection systems were delayed from the first quarter to the second. These sales totaled $3.9 million in the second quarter and $6.0 million for the six months, versus last year’s six-month sales of $2.6 million — all delivered in the first quarter. “FCD delivered a lot of product in the first half this year. We need to replace those special orders by leveraging our marketing muscle and new product introductions to drive further growth in this division,” CEO Moquist emphasized.

Engineered Films Division (EFD) sales for the second quarter “were good in view of challenging market conditions,” Moquist said. Sales were relatively flat at $11.2 million for the second quarter; operating income was down 17 percent at $3.0 million. Last year the division took advantage of comparatively low polyethylene resin prices in the second quarter to boost margins. This year resin prices stayed high and as a result, operating margins flattened out. For the six months, sales climbed 15 percent to $22.3 million and operating income was essentially unchanged at $6.0 million. “We brought on new equipment which doubled our extrusion capacity in January 2003, providing opportunities for new product introductions and higher sales volume,” Moquist noted.

Electronic Systems Division (ESD) second-quarter sales rose 7 percent to $11.7 million while operating income climbed 38 percent to $1.6 million. ESD sales for the six months were up 18 percent, reaching $21.7 million, as major new customers came onstream. Six Sigma initiatives continue to deliver further production efficiencies and greater profitability, management said, with operating income for the first half up $1.3 million to $2.7 million.

Aerostar has undergone a major reorganization in the past year and has returned to profitability, thanks in significant part to shipments of military cargo parachutes. Sales rose 30 percent to $4.2 million for the quarter while operating income reached $463,000 (excluding a $152,000 gain on the sale of a plant). First-half sales totaled $8.2 million vs. $5.7 million a year earlier while operating income totaled $927,000 against a loss of $298,000 in the first six months of the last fiscal year.

Cash Flow and Balance Sheet

Cash and short-term investments reached $19.9 million at July 31, 2003, compared to $12.5 million one year earlier. Inventory levels were down $1.7 million and accounts receivable levels were roughly flat despite higher revenues. Six-month cash flows from operating activities reached $14.7 million versus $8.9 million for the first six months of the prior year. On August 19, Raven announced a 12.5 percent increase in its quarterly dividend rate, to nine cents per share, effective with the October 15, 2003 payment. This comes only six months since its last dividend increase.

Moquist added that the recent inclusion of Raven’s common stock in the well-known Russell® 3000 index of U.S. equities reflects the company’s growth and the sizable increase in market capitalization over the past 12 months.

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FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward looking. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to general economic conditions, weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, technology or the company’s customer base, any of which could adversely impact any of the company’s product lines.

On the Internet, information is available at FRB’s website,
www.frbwebershandwick.com, or the company’s website, www.ravenind.com.

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RAVEN INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)

	Three Months Ended July 31			Six Months Ended July 31

	2003	2002	Change	2003	2002	Change

	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Net sales	$36,110	$29,692	22%	$73,052	$60,666	20%
Cost of goods sold	28,299	23,696	19%	55,804	46,520	20%

Gross profit	7,811	5,996	30%	17,248	14,146	22%
Selling, general, and administrative expenses	2,766	2,568	8%	5,668	5,414	5%
Gain (loss) on sale of businesses and assets	(108)	104		(99)	104

Operating income	4,937	3,532	40%	11,481	8,836	30%
Other income	39	37		51	53

Income before income taxes	4,976	3,569	39%	11,532	8,889	30%
Income taxes	1,813	1,249	45%	4,186	3,111	35%

Net income	$3,163	$2,320	36%	$7,346	$5,778	27%

Net income per common share:
-basic	$0.35	$0.25	40%	$0.81	$0.63	29%
-diluted	$0.34	$0.25	36%	$0.79	$0.61	30%
Weighted average common shares outstanding:
-basic	9,037	9,178	(2)%	9,055	9,183	(1)%
-diluted	9,233	9,408	(2)%	9,246	9,417	(2)%

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands)

	Three Months Ended July 31			Six Months Ended July 31

	2003	2002	Change	2003	2002	Change

	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net Sales:
Flow Controls	$9,044	$4,167	117%	$20,805	$15,939	31%
Engineered Films	11,186	11,130	1%	22,325	19,352	15%
Electronic Systems	11,676	10,920	7%	21,729	18,408	18%
Aerostar	4,204	3,222	30%	8,193	5,653	45%
Sold Businesses	—	253	(100)%	—	1,314	(100)%

Total Company	$36,110	$29,692	22%	$73,052	$60,666	20%

Operating Income (Loss):
Flow Controls	$1,286	$(26)	—	$4,905	$4,179	17%
Engineered Films	3,000	3,596	(17)%	5,999	5,995	0%
Electronic Systems	1,625	1,174	38%	2,722	1,382	97%
Aerostar	615	(107)	675%	927	(298)	411%
Sold Businesses	(260)	59	(541)%	(280)	129	(317)%
Corporate Expenses	(1,329)	(1,164)	(14)%	(2,792)	(2,551)	(9)%

Total Company	$4,937	$3,532	40%	$11,481	$8,836	30%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,	July 31,
	2003	2003	2002

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$19,902	$9,217	$12,495
Accounts receivable, net	13,752	16,468	13,310
Inventories	15,734	21,366	17,468
Prepaid expenses and other current assets	2,289	2,300	2,632

Total current assets	51,677	49,351	45,905
Property, plant and equipment, net	15,405	16,455	14,900
Other assets, net	6,955	7,010	8,110

	$74,037	$72,816	$68,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable	$—	$—	$575
Current portion of long-term debt	112	119	116
Accounts payable	2,420	5,291	3,011
Accrued and other liabilities	7,398	7,757	7,166

Total current liabilities	9,930	13,167	10,868
Long-term debt, less current portion	98	151	213
Other liabilities	1,440	1,262	1,631
Stockholders’ equity	62,569	58,236	56,203

	$74,037	$72,816	$68,915

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Six Months Ended July 31

	2003	2002

	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$7,346	$5,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,167	1,883
Deferred income taxes	117	199
Other operating activities, net	5,090	1,001

Net cash provided by operating activities	14,720	8,861

Cash flows from investing activities
Capital expenditures	(908)	(2,601)
Other investing activities, net	17	585

Net cash provided by (used in) investing activities	(891)	(2,016)

Cash flows from financing activities
Dividends paid	(1,450)	(1,286)
Purchase of treasury stock	(1,693)	(1,093)
Short-term debt issuance	—	575
Long-term debt principal payments	(60)	(78)
Other financing activities, net	59	54

Net cash used in financing activities	(3,144)	(1,828)

Net increase (decrease) in cash and cash equivalents	10,685	5,017
Cash and cash equivalents at beginning of period	5,217	7,478

Cash and cash equivalents at end of period	15,902	12,495
Short-term investments	4,000	—

Cash, cash equivalents and short-term investments	$19,902	$12,495